                                                                   EXHIBIT 12.1

                              STATION CASINOS, INC.

                 Computation of Ratio of Earnings to Fixed Charges

                        (Amounts in Thousands of Dollars)


                                                                                                        Six Months ended
                                                                                                           September 30
                                  1994          1995          1996          1997          1998          1997          1998
                                -------       --------      --------      --------      --------      --------      --------
Income (loss) before
 income taxes and
 extraordinary item             18,709        (11,419)       40,051        21,378        (4,120)       (9,191)       10,618
 Capitalized interest           (3,114)        (5,970)       (6,128)      (21,114)      (12,808)       (9,080)         (366)
                                -------       --------      --------      --------      --------      --------      --------
                                15,545        (17,389)       33,923           264       (16,928)      (18,271)       10,252
                                -------       --------      --------      --------      --------      --------      --------

Fixed Charges:
 Interest                       11,806         20,506        30,823        37,715        79,444        36,071        44,591
 Capitalized Interest            3,114          5,970         6,128        21,114        12,808         9,080           366
 Rent                              561          1,607         2,158         1,773         4,101         1,684         2,610
                                -------       --------      --------      --------      --------      --------      --------
 Total Fixed Charges            15,481         28,083        39,109        60,602        96,353        46,835        47,567
                                -------       --------      --------      --------      --------      --------      --------

Income before
 income taxes,
 extraordinary item
 and fixed charges              31,076         10,694        73,032        60,866        79,425        28,564        57,819
                                -------       --------      --------      --------      --------      --------      --------
                                -------       --------      --------      --------      --------      --------      --------

Ratio of earnings to
 fixed charges                    2.01           0.38          1.87          1.00          0.82          0.61          1.22
                                -------       --------      --------      --------      --------      --------      --------
                                -------       --------      --------      --------      --------      --------      --------